Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-232785, No. 033-55867, No. 333-62705, No. 333-63544, No. 333-147049 and No. 333-177948) on Form S-8 of our report dated March 1, 2024, with respect to the consolidated financial statements of Publix Super Markets, Inc.
/s/ KPMG LLP
Tampa, Florida
March 1, 2024